Exhibit 99.1

CONSENT TO USE OF NAME

Newgistics, Inc. (“Newgistics”) is currently contemplating the filing of a Registration Statement on Form S-1 (including any amendments thereto, the “Form S-1”) pursuant to the Securities Act of 1933, as amended, in connection with its initial public offering.

This information is extremely confidential and may not be disclosed to any other party without our prior written consent.

Please confirm by signing in the space provided below that the undersigned hereby consents to the use of its name wherever it appears in Newgistics’s Form S-1.

Dated: March 4 , 2011.

Armstrong & Associates, Inc.

By:	/s/Evan Armstrong

Name:	Evan Armstrong

Title:	President